Exhibit 21.1

Subsidiaries of Palm, Inc.

Palm Computing Europe SARL (France)

Palm Computing K.K. (Japan)

Palm do Brasil Limitada (Brazil)

Palm Europe Limited (UK)

Palm Italy S.r.l. (Italy)

Palm France SAS (France)

Palm Germany GmbH (Germany)

Palm Global Operations Ltd. (Ireland)

Palm Hong Kong Ltd. (Hong Kong)

Palm Ireland Investment (Ireland)

Palm Latin America, Inc.(Delaware, U.S.)

Palm Mexico S.A. de C.V. (Mexico)

Palm Benelux B.V. (Netherlands)

Palm Sales Australia Pty Limited (Australia)

Palm Sales Canada Inc. (Canada)

Palm Singapore Sales Pte. Ltd. (Singapore)

Palm Nordic A.B. (Sweden)

PalmSource, Inc. (Delaware, U.S.)

peanutpress.com, Inc. (Massachusetts, U.S.)

Palm Platform Holding Company (Delaware, U.S.)

Palm Platform Overseas Limited (Cayman Islands)

Palm Platform UK Limited (UK)

El Camino Acquisition Corporation (Delaware, U.S.)

ECA Subsidiary Acquisition Corporation (Delaware, U.S.)